EXHIBIT 99.1

David Reed President North American Operations (714) 549-0421, x8245	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. RECEIVES $2.37 BILLION XSAPI/ESAPI BODY ARMOR
5 YEAR ID/IQ (INDEFINITE DELIVERY/INDEFINITE QUANTITY) CONTRACT

Costa Mesa, Calif.—October 6, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received an ID/IQ contract for both its XSAPI and ESAPI personal ceramic armor plates from the U.S. Army RDECOM, Aberdeen Proving Grounds, Maryland. The total amount of this contract is approximately $2.37 billion and covers a period of approximately five years. Simultaneously, Ceradyne received the first delivery order for First Article Testing (FAT) valued at $943,000 scheduled for shipment by November 2008. This initial FAT order is for both XSAPI and ESAPI armor plates.

This ID/IQ contract is for both XSAPI and ESAPI armor plates (front and back). The U.S. Army can order one or both types of plates over the 5 year life of the contract. The contract provides for a minimum of 500 sets per year to a maximum of 240,000 sets per year.

Ceradyne’s practice with all ID/IQ contracts is to record as backlog only the portion of the contract which has firm delivery orders issued against the total contract. In this particular case, Ceradyne initially will only book Delivery Order 0001 for $943,000 for FAT plates.

David P. Reed, Ceradyne President North American Operations, commented: “This ID/IQ contract is by far the largest body armor contract Ceradyne has ever received. We are very pleased to receive this contract and believe that the government’s decision was based in good part on the performance of our actual XSAPI and ESAPI plates which were submitted in response to the Army’s original Request for Proposal, as well as our past performance in body armor procurements relating to both delivery and quality. We also believe that the Company’s investment in our Lexington, Kentucky and Irvine, California manufacturing facilities will allow us to meet any quantity demand against this contract, including the potential maximum quantities.”

Reed continued: “Ceradyne’s vertical integration strategy, from beginning with manmade raw materials, to ceramic fabrication, to armor assembly and final testing, allows us to control all quality aspects, as well as making our Company’s product competitive.”

Reed further commented: “We strongly believe the XSAPI plate is especially required in the field to defeat next generation armor piercing projectiles and protect American fighting men and women’s lives. We expect that once the initial FAT plates are evaluated that there will be a series of volume production delivery orders issued to us against the total $2.37 billion ID/IQ contract.”

This type of ID/IQ award gives the government a wide range of flexibility as to what it orders and in what timeframe it requires delivery. As I stated above, we believe the fielding of XSAPI is urgent. As we have done in the past, we will continue to announce delivery orders that are issued and provide longer range visibility as we receive it from the government.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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